Exhibit 99.3

NUCLEA ENERGY INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(THE “CHARTER”)

1.	INTRODUCTION

1.1	This charter is the charter (the “Nominating and Corporate Governance Committee Charter”) of the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) of the board of directors (the “Board”) of Nuclea Energy Inc. (the “Company”).

1.2	This Nominating and Corporate Governance Committee Charter was adopted by the Board on April 4, 2026 and is effective as from April 4, 2026 and shall remain in full force and effect until amended or terminated (in whole or in part).

2.	ROLE AND RESPONSIBILITIES

2.1	Without prejudice to this Charter, the Nominating and Corporate Governance Committee advises the Board in relation to its responsibilities and shall prepare resolutions of the Board in relation thereto. The Board shall remain collectively responsible for decisions prepared by the Nominating and Corporate Governance Committee.

2.2	The Nominating and Corporate Governance Committee shall in any event focus on:

(a)	monitoring and assessing that the Company pays attention to sustainability, environmental, social, corporate governance and other human capital matters in setting the Company’s general strategy;

(b)	drawing up selection criteria and appointment procedures for Directors;

(c)	periodically assessing the size and composition of the Board, and making a proposal for the needs of the Board;

(d)	periodically assessing the functioning of individual Directors and the Board as a whole, and reporting on this to the Board;

(e)	drawing up a plan for the succession of Directors;

(f)	making proposals for appointments and reappointments;

(g)	supervising the policy of the Board on the selection criteria and appointment procedures and evaluation for senior management;

(h)	assessing the entering into transactions by the Company or any of its subsidiaries with a third company of which a Director of the Company is a management board member or controlling shareholder; and

(i)	making recommendations to the Board regarding the independence of the independent directors and/or members of the Nominating and Corporate Governance Committee within the meaning of applicable securities laws.

2.3	The Board shall receive a report from the Nominating and Corporate Governance Committee of their deliberations and findings.

2.4	Every Board member shall have unrestricted access to all records of the Nominating and Corporate Governance Committee.

3.	COMPOSITION AND SIZE OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

3.1	The Nominating and Corporate Governance Committee shall consist of at least three (3) members. More than half of the members of the Nominating and Corporate Governance Committee shall be independent within the meaning of applicable securities laws. Furthermore, all of the members of the Nominating and Corporate Governance Committee must be independent as determined by the rules and regulations of the NYSE or such other national securities exchange on which the Company’s equity securities may be listed.

3.2	All Nominating and Corporate Governance Committee members must be independent directors.

3.3	The Board shall appoint the Nominating and Corporate Governance Committee members. The Board may substitute the members of the Nominating and Corporate Governance Committee at any time provided they meet the independence requirements described above.

3.4	The chairperson of the Nominating and Corporate Governance Committee shall be designated by the Board.

3.5	Generally, the term of office of a member of the Nominating and Corporate Governance Committee will not be set in advance. It will inter alia depend on the composition of the Board as a whole and the other Committees from time to time.

3.6	The composition of the Nominating and Corporate Governance Committee shall be mentioned in the Company’s annual corporate governance disclosure.

3.7	The Company Secretary shall act as the secretary to the Nominating and Corporate Governance Committee.

3.8	No member of the Nominating and Corporate Governance Committee may receive, directly or indirectly, any compensation from the Company other than compensation paid to independent directors for service on the Board or a Committee thereof. For the avoidance of doubt, the compensation may be awarded in the form of shares and/or rights to acquire shares in the capital of the Company.

3.9	The chairperson of the Nominating and Corporate Governance Committee or one of the other Nominating and Corporate Governance Committee members shall use its best efforts to be available to answer questions about the Nominating and Corporate Governance Committee’s activities at the annual General Meeting.

4.	MEETINGS OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

4.1	The Nominating and Corporate Governance Committee shall hold at least one (1) meeting per year and whenever one or more of its members have requested a meeting. The meetings shall generally be held at the office of the Company, but may also take place elsewhere or by means of a conference call, video-conference, or similar communications equipment provided that all members of the Nominating and Corporate Governance Committee participating in the meeting can hear each other and none of them has objected to this way of decision-making.

4.2	An attendance register shall be kept and signed by the Company Secretary, or in his absence or inability to act, by a person designated by the chairperson of the meeting, and shall include the names of the members who attended the meeting in person and, if applicable, the names of the members who participated in such meeting by conference call, video conference or by any other means of communication.

4.3	The convocation notices of a Nominating and Corporate Governance Committee meeting shall be given in writing, at such time that all the members of the Nominating and Corporate Governance Committee are given opportunity to participate in and prepare themselves for the meeting. Any notice of the Nominating and Corporate Governance Committee meeting shall contain the agenda for the meeting. The agenda stating the matters for decision, shall be drawn up by the chairperson of the Nominating and Corporate Governance Committee. The other information and decision material for the meeting shall be circulated as soon as possible, but in any case no later than two business days before the meeting.

4.4	Resolutions of the Nominating and Corporate Governance Committee shall require a simple majority of the votes cast in a meeting in which a majority of the members of the Nominating and Corporate Governance Committee is present. In lieu of meetings, actions may be taken by unanimous written consent of the members.

4.5	The Company Secretary shall take minutes of the meeting. If the Company Secretary is not present at the meeting, the meeting may designate another secretary. The minutes shall be adopted in the same meeting or in a next meeting of the Nominating and Corporate Governance Committee, and shall be signed by the chairperson and the secretary of the meeting. A copy of the minutes will be sent to the Board.

4.6	If and when required, the chairperson of the Nominating and Corporate Governance Committee shall provide further information to the Board during its meetings on the results of the Nominating and Corporate Governance Committee’s discussions.

4.7	The number of meetings of the Nominating and Corporate Governance Committee and the main items discussed shall be mentioned in the Company’s annual corporate governance disclosure.

5.	OUTSIDE ADVISORS

The Nominating and Corporate Governance Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee shall set the compensation and oversee the work of the executive search firm. The Nominating and Corporate Governance Committee shall also have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel, an executive search firm and such other advisors as it deems necessary to fulfil its duties and responsibilities under this Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee shall set the compensation and oversee the work of its outside counsel, the executive search firm and any other advisors. The Nominating and Corporate Governance Committee shall receive appropriate funding from the Company, as determined by the Nominating and Corporate Governance Committee in its capacity as a committee of the Board, for the payment of compensation to its search consultants, outside counsel and any other advisors.

6.	CONFIDENTIALITY

Each member of the Nominating and Corporate Governance Committee shall treat all information and documents obtained within the framework of their position as member of the Nominating and Corporate Governance Committee with the necessary discretion and, in the case of classified information, with the appropriate secrecy. Classified information shall not be disclosed outside the Nominating and Corporate Governance Committee, made public or otherwise made available to third parties, even after resignation of the Nominating and Corporate Governance Committee, unless it has been made public by the Company or it has been established that the information is already in the public domain.

7.	NON-COMPLIANCE AND AMENDMENT

7.1	The Board may amend this Nominating and Corporate Governance Committee Charter and/or revoke any powers granted by it to the Nominating and Corporate Governance Committee.

7.2	If one or more provisions of this Nominating and Corporate Governance Committee Charter are or become invalid, this shall not affect the validity of the remaining provisions. The Board may replace the invalid provisions by provisions, which are valid, and the effect of which, given the contents and purpose of this Nominating and Corporate Governance Committee Charter is, to the greatest extent possible, similar to that of the invalid provisions.

8.	WEBSITE

This Nominating and Corporate Governance Committee Charter, and any amendments thereto, shall be published on the Company’s website.

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